Investor Relations Contact:

China Sky One Medical	CCG Investor Relations
Queenie Liu, Corporate Secretary	David Rudnick
Email: ir@cski.com.cn	Tel: +1-646-626-4172
Email: david.rudnick@ccgir.com
Website: www.ccgirasia.com

Mabel Zhang, Vice President
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical Announces Resignation of its Chief Financial Officer

Harbin, China, December 28, 2011 -- China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company in the People’s Republic of China (“PRC”), today announced that Hongyu Pan, the Company’s Chief Financial Officer, has left the Company effective December 22, 2011 for personal reasons. His resignation was not a result of any disputes or disagreements with the Company on any matter relating to its operations, policies or practices. The Company has initiated a search for a new Chief Financial Officer and will make an announcement as soon as a candidate has been chosen.

“We truly appreciate Mr. Pan’s contributions during his tenure and wish him the best in all of his future endeavors,” said Mr. Jianping Li, China Sky One Medical’s General Manager and a Board Director.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company, Harbin First Bio-Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc. and Peng Lai Jin Chuang Pharmaceutical Company, the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the Company’s daily operation and management change. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, the potential of introduced or undetected flaws and defects in products, consumer acceptance of new products to be launched and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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